102 Duffy Avenue, Hicksville, NY 11801 ● Phone: (516) 683-4420 ● flagstar.com

FLAGSTAR BANK POSTS SECOND CONSECUTIVE QUARTER OF PROFITABILITY REPORTING FIRST QUARTER 2026 NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS OF $0.03 PER DILUTED SHARE AND ADJUSTED NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS OF $0.04 PER DILUTED SHARE

•STRONG GROWTH IN C&I LENDING AS TOTAL C&I LOANS INCREASED $1.4 BILLION OR 9% COMPARED TO PRIOR QUARTER, WITH BROAD-BASED GROWTH

•CORE DEPOSITS, EXCLUDING BROKERED, INCREASED $1.1 BILLION OR 2% QUARTER-OVER-QUARTER, WHILE OVERALL DEPOSITS GREW $832 MILLION OR 1%

•CREDIT QUALITY CONTINUES TO IMPROVE AS NON-ACCRUAL LOANS DECLINED 11% AND CRITICIZED/CLASSIFIED LOANS DECLINED 3% COMPARED TO PRIOR QUARTER

•CRE EXPOSURE DECLINES FURTHER WITH CRE PAR PAYOFFS OF $1.1 BILLION, INCLUDING 42% IN SUBSTANDARD AND A CRE CONCENTRATION RATIO OF 367% COMPARED TO 381% IN PRIOR QUARTER

•NET INTEREST MARGIN OF 2.15%, UP 1 BASIS POINT VERSUS PRIOR QUARTER; UP 10 BASIS POINTS AS ADJUSTED; COST OF FUNDS CONTINUE TO TREND LOWER

•STRONG EXPENSE MANAGEMENT WITH OPERATING EXPENSES DOWN 5% COMPARED TO PRIOR QUARTER

•CET1 CAPITAL RATIO INCREASED TO OVER 13%, ENDING THE QUARTER UP 40 BASIS POINTS TO 13.24%

First Quarter 2026 Summary Compared to Fourth Quarter 2025

Asset Quality	Loans and Deposits

•Non-accrual loans decreased $323 million or 11%
•Criticized/Classified loans declined $323 million or 3%
•CRE concentration ratio improved to 367% vs. 381%
•Total ACL of $1.0 billion or 1.67% of total loans HFI
•NCOs to average loans was 0.52% vs. 0.30%; excluding NCO related to one borrower relationship in bankruptcy that was resolved in first quarter, NCOs were 0.29%

•Total C&I loans increased $1.4 billion or 9% to $16.6 billion
•Core deposits, which exclude brokered deposits, increased $1.1 billion or 2%
•Strategic C&I focus areas grew $838 million or 14%; other C&I categories increased $514 million or 6%
•Total MF/CRE exposure down $1.6 billion or 4%
•Multi-family loans down $1.1 billion or 4%
•CRE loans declined $481 million or 5%
•Brokered deposits decreased $298 million or 12%
•Wholesale borrowings, mainly FHLB advances, declined $1 billion or 9%

Capital	Profitability

•CET1 capital ratio improved to 13.24%, at or above peer group levels
•Excess capital of $1.6 billion, using low end of target CET1 range of 10.5%
•Tangible book value per share of $17.42
•Tangible book value per share adjusted for warrant exercise is $15.70

•Adjusted PPNR of $41 million increased 4%, excluding hedge gain recognition in fourth quarter 2025
•First quarter 2026 NIM was flat but, excluding hedge gain recognition in fourth quarter 2025, it increased 10 basis points to 2.15%
•Adjusted operating expenses of $441 million were down 5%

Flagstar Bank, N.A. Reports First Quarter 2026 Results
Hicksville, N.Y., April 24, 2026 – Flagstar Bank, N.A. (the "Bank") (NYSE: FLG), today reported first quarter 2026 net income of $21 million compared to net income of $29 million for fourth quarter 2025 and compared to a net loss of $100 million for first quarter 2025. First quarter 2026 net income attributable to common stockholders was $13 million, or $0.03 per diluted share, compared to net income attributable to common stockholders of $21 million, or $0.05 per diluted share in fourth quarter 2025 and compared to a net loss attributable to common stockholders of $108 million, or $0.26 per diluted share in first quarter 2025.

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS - AS ADJUSTED

On an adjusted basis, which excludes a $9 million fair value loss related to our equity investment in Figure Technology Solutions, Inc., (the "Figure Investment"), first quarter 2026 net income attributable to common stockholders was $20 million or $0.04 per diluted share compared to fourth quarter 2025 net income attributable to common stockholders of $30 million or $0.06 per diluted share, which excludes a $9 million fair value gain on the Figure Investment, $17 million of merger related expenses, and $4 million of severance expenses.

CEO COMMENTARY

Commenting on the Bank's first quarter performance, Chairman, President, and Chief Executive Officer, Joseph M. Otting stated, “We are pleased to report another quarter of solid progress, highlighted by our second consecutive quarter of profitability and continued momentum across our core banking franchise. We reported net income attributable to common stockholders of $13 million, or $0.03 per diluted share on a GAAP basis and net income attributable to common stockholders of $20 million or $0.04 per diluted share on an adjusted basis. Our first quarter 2026 performance reflects the disciplined execution of our strategic plan and improving fundamentals, including strong C&I loan growth, a higher level of deposits, additional progress in reducing the level of non-accrual and criticized/classified loans, further expansion of our net interest margin, and a strong capital position.

“Our strategy to diversify our loan portfolio by increasing our C&I lending is gaining momentum. During the quarter, we delivered strong growth in C&I lending, as demand from business customers remained healthy and our bankers continued to deepen relationships across our footprint. Overall, C&I loans grew $1.4 billion or 9%, with growth becoming more broad based - resulting from our two strategic growth areas - Specialized Lending and Corporate and Regional Commercial Banking, along with growth in secured lending and Mortgage Finance lending. This growth reflects our emphasis on relationship banking, expanding our core commercial banking capabilities and supporting clients with the capital and solutions they need to operate and grow.

“We saw meaningful improvement in asset quality, driven by proactive credit management, prudent underwriting and ongoing portfolio monitoring. Credit metrics improved across several key categories, and we remain focused on maintaining a strong risk profile as we grow. Non-accrual loans declined 11% compared to the prior quarter while criticized/classified loans decreased 3%.

“We continued to experience elevated par payoff activity in the CRE portfolio, which totaled $1.1 billion in the first quarter, 42% of which were rated substandard. In addition, our CRE concentration ratio continues to show marked improvement, decreasing to 367% from 381% last quarter resulting from lower multi-family and CRE balances and higher capital.

“Importantly, our balance sheet continued to strengthen with good core deposit growth, underscoring the value of our customer relationships and the confidence clients place in our franchise. We remain committed to building a stable and diversified funding base while maintaining disciplined pricing and strong liquidity.

“We posted another quarter of solid net interest margin expansion with the NIM up one basis point compared to the prior quarter and up 10 basis points compared to the prior quarter when excluding the impact of a one-time benefit from a hedging gain last quarter. This was largely driven by our funding costs continuing to decline.

“In addition, we had another quarterly improvement in our expense base with operating expenses down 5% during the first quarter, while we invested in our franchise.

“Finally, we ended the quarter with very strong levels of capital, with our CET1 capital ratio exceeding 13%, providing significant flexibility to support continued growth.

“The progress we made during the quarter has not gone unnoticed by the investment community and the credit rating agencies. We were very pleased, when earlier in the quarter, both Fitch and Moody's reviewed the Bank and upgraded several of the Bank's ratings, including raising both long-term and short-term deposits to investment grade.

Flagstar Bank, N.A. Reports First Quarter 2026 Results
“Overall, we are encouraged by the progress we made in the first quarter and remain focused on driving sustainable profitability, improving returns, and delivering long-term value for shareholders. With continued improvement in credit trends, solid loan and deposit growth, and a strong capital foundation, we believe Flagstar is well-positioned for continued success in 2026.”

BALANCE SHEET SUMMARY AS OF MARCH 31, 2026

At March 31, 2026, total assets of $87.1 billion were relatively flat compared to December 31, 2025, down a modest 0.44% or $0.4 billion. However, total assets declined 11% or $10.5 billion compared to March 31, 2025. The year-over-year decline is due to the Bank's strategy to reduce its multi-family and commercial real estate ("CRE") exposure and balance sheet deleveraging. While the CRE reduction strategy continued during the first quarter, this was partially offset by strong growth in the commercial and industrial ("C&I") portfolio.

Total loans and leases held for investment ("HFI") at March 31, 2026 were $60.4 billion, down a modest $0.3 billion or 1% on a linked-quarter basis and down $6.2 billion or 9% on a year-over-year basis. Both the year-over-year and linked-quarter decreases were driven by the Bank's ongoing strategy to reduce CRE exposure and de-risk a portion of the C&I portfolio. However, the modest linked-quarter decline was partially offset by growth in overall C&I loan balances. During first quarter 2026, C&I loans increased $1.4 billion to $16.6 billion, up 9% compared to December 31, 2025 and rose $1.8 billion or 12% compared to March 31, 2025. Both the linked-quarter and year-over-year C&I loan growth was driven by continued solid production within the Bank's two strategic growth areas - Specialized Industries Lending and Corporate and Regional Commercial Banking. In addition, both the secured lending and Mortgage Finance verticals experienced growth during the first quarter after declining throughout most of 2025 due to our de-risking efforts.

During first quarter, we delivered broad-based growth across our C&I portfolio, with the exception of equipment finance, which declined as part of our de-risking efforts. On a linked-quarter basis:

•Specialized Industries Lending increased $595 million or 14%;
•Corporate and Regional Commercial Banking increased $243 million or 13%;
•Equipment Finance decreased $184 million or 4%
•Asset Based Lending increased $136 million or 6%;
•Mortgage Finance rose $395 million or 60%; and
•Public Finance/Other rose $169 million or 10%.

On the CRE side, we continued to experience decreases within the combined multi-family and CRE portfolios which declined $1.6 billion or 4% on a linked-quarter basis and $8.3 billion or 18% on a year-over-year basis, with the majority of the decline driven by strong par payoff activity. During the first quarter, par payoffs totaled $1.1 billion compared to $1.8 billion in the previous quarter.

Total deposits at March 31, 2026 were $66.8 billion, a $0.8 billion or 1% linked-quarter increase, but decreased $7.1 billion or 10% year-over-year. The linked-quarter improvement was due to growth in interest-bearing checking and money market accounts, while the year-over-year decrease was driven by a decrease in certificates of deposit, primarily brokered CDs, and non-interest bearing accounts partially offset by growth in savings accounts.

Wholesale borrowings, consisting primarily of Federal Home Loan Bank of New York ("FHLB-NY") advances declined $1.0 billion or 9% to $10.2 billion on a linked-quarter basis and $3.0 billion or 23% on a year-over-year basis. This decrease is due to our continued strategy of reducing higher cost funding.

Flagstar Bank, N.A. Reports First Quarter 2026 Results
EARNINGS SUMMARY FOR THE THREE MONTHS ENDED MARCH 31, 2026

Net Interest Income, Net Interest Margin, and Average Balance Sheet

Net Interest Income

First quarter 2026 net interest income totaled $443 million compared to $467 million, down $24 million or 5% compared to fourth quarter 2025 but rose $33 million or 8% compared to first quarter 2025.

Linked-Quarter Comparison

•Fourth quarter 2025 included the recognition of a $20.5 million hedge gain related to the accelerated repayment of certain FHLB-NY advances; excluding this item, first quarter net interest income was relatively unchanged, down $4 million or 0.8%
•Average interest-earnings assets decreased $3.3 billion or 4% to $83.3 billion as a result of lower multi-family and CRE loan balances and lower average cash balances due to balance sheet deleveraging
•Average interest-bearing liabilities declined $2.9 billion or 4% to $65.6 billion as a result of lower average interest-bearing deposits and wholesale borrowings
•The net interest margin increased 1 basis point to 2.15%, but excluding the impact of the hedge gain recognition in the fourth quarter, it was up 10 basis points, due to a lower cost of deposits, partially offset by lower earning asset yields
Year-Over-Year Comparison
•Average interest-earning assets decreased 13% to $83.3 billion, driven by a combination of run-off in the multi-family and CRE portfolios and balance sheet deleveraging
•Average loans and average cash balances both declined, offset by growth in the investment securities portfolio
•Average interest-bearing liabilities decreased 14% or $11 billion to $65.6 billion with average deposits declining 12% to $54.2 billion as the Bank significantly reduced brokered deposits during 2025
•Average borrowings declined 21% or $3 billion to $11.4 billion
•The net interest margin increased 41 basis points driven by a lower cost of deposits and borrowings, partially offset by lower earning asset yields

Provision for Credit Losses

For the first quarter 2026, we reported a provision for credit losses of zero compared to $3 million in fourth quarter 2025 and $79 million in first quarter 2025. Both the linked-quarter and year-over-year decrease in the provision for credit losses is primarily due to the continued decline in multi-family and CRE loan balances and the resolution of the one borrower relationship that was in bankruptcy.

Net charge-offs for the first quarter 2026 totaled $78 million, up $32 million or 70% compared to fourth quarter 2025 and down $37 million or 32% compared to first quarter 2025. First quarter 2026 net charge-offs on an annualized basis represented 0.52% of average loans outstanding, compared to 0.30% for fourth quarter 2025 and compared to 0.68% for first quarter 2025.

First quarter 2026 net charge-offs include $34 million related to the one borrower relationship that was in bankruptcy. All but $4 million of the amount had been previously reserved. Excluding this item, net charge-offs to average loans were 0.29% on an annualized basis.

Flagstar Bank, N.A. Reports First Quarter 2026 Results
Pre-Provision Net Revenue

The table below details the Bank’s pre-provision net revenue ("PPNR") and PPNR, as adjusted, which are non-GAAP measures, for the periods noted:

				March 31, 2026
	For the Three Months Ended			compared to:
(dollars in millions)	March 31, 2026	December 31, 2025	March 31, 2025	December 31, 2025	March 31, 2025
Net interest income	$443	$467	$410	-5%	8%
Non-interest income	55	90	80	-39%	-31%
Total revenues	$498	$557	$490	-11%	2%
Total non-interest expense	466	509	532	-8%	-12%
Pre - provision net revenue/(loss) (non-GAAP)	$32	$48	$(42)	-33%	NM
Merger-related expenses	—	17	8	NM	NM
Severance	—	4	—	NM	NM
Lease cost acceleration related to closing branches	—	—	6	NM	NM
Trailing mortgage sale costs with Mr. Cooper	—	—	5	NM	NM
Net loss (gain) on investment security	9	(9)	—	NM	NM
Pre - provision net revenue/(loss), as adjusted (non-GAAP)(1)	$41	$60	$(23)	-32%	NM
(1) Amounts may not foot as a result of rounding.

For first quarter 2026, PPNR totaled $32 million compared to PPNR of $48 million for fourth quarter 2025 and a pre-provision net loss of $42 million for first quarter 2025.

Linked-Quarter Comparison

•First quarter 2026 PPNR would have increased $4 million or 14%, excluding the aforementioned $20.5 million one-time hedge gain recognition in fourth quarter 2025
•The first quarter also included a $9 million fair value loss related to the Figure Investment compared to a $9 million fair value gain during fourth quarter 2025 for a quarterly difference of $18 million related to this investment
•PPNR, as adjusted for the Figure Investment fair value adjustment and other notable items in fourth quarter 2025, as well as the $20.5 million one-time hedge gain recognition, increased $2 million or 4%

Year-Over-Year Comparison
•First quarter 2026 PPNR, excluding the Figure Investment fair value loss during the first quarter, increased $64 million to $41 million
•The majority of the improvement was driven by a $66 million or 12% decline in total non-interest expenses

Flagstar Bank, N.A. Reports First Quarter 2026 Results
Non-Interest Income

				March 31, 2026
	For the Three Months Ended			compared to:
(dollars in millions)	March 31, 2026	December 31, 2025	March 31, 2025	December 31, 2025	March 31, 2025
Fee income	$23	$22	$22	5%	5%
Bank-owned life insurance	10	17	10	-41%	—%
Net gain on investment securities	(9)	9	—	NM	NM
Net gain on loan sales and securitizations	5	8	13	-38%	-62%
Other income	26	34	35	-24%	-26%
Total non-interest income	$55	$90	$80	-39%	-31%

Impact of Adjustments:
Net loss (gain) on investment security	9	(9)	—	NM	NM
Adjusted noninterest income (non-GAAP)	$64	$81	$80	-21%	-20%

Non-interest income in first quarter 2026 was $55 million, down $35 million or 39% compared to $90 million in fourth quarter 2025 and down $25 million or 31% compared to first quarter 2025.

Linked-Quarter Comparison

•First quarter 2026 adjusted non-interest income declined $17 million or 21%, excluding the impact from the Figure Investment
•Fourth quarter 2025 non-interest income was elevated by approximately $10 million due to $7 million from BOLI death benefit receipts and $3 million from a gain on the sale of a bank-owned property
Year-Over-Year Comparison

•First quarter 2026 adjusted non-interest income declined $16 million or 20%, excluding the impact from the Figure Investment
•The year-over-year comparisons were impacted by the sale of the Bank's mortgage servicing/subservicing business, which lowered various non-interest income categories in the current year, including fee income, through lower loan origination fees, and loan administration income

Flagstar Bank, N.A. Reports First Quarter 2026 Results
Non-Interest Expense

				March 31, 2026
	For the Three Months Ended			compared to:
(dollars in millions)	March 31, 2026	December 31, 2025	March 31, 2025	December 31, 2025	March 31, 2025
Operating expenses:
Compensation and benefits	$228	$253	$244	-10%	-7%
Occupancy and equipment	50	47	55	6%	-9%
Software expenses	47	46	42	2%	12%
FDIC insurance	30	33	50	-9%	-40%
Professional services	22	17	26	29%	-15%
General and administrative	64	70	79	-9%	-19%
Total operating expenses	441	466	496	-5%	-11%
Intangible asset amortization	25	26	28	-4%	-11%
Merger-related expense	—	17	8	NM	NM
Total non-interest expense	$466	$509	$532	-8%	-12%

Impact of Adjustments:
Total operating expenses	$441	$466	$496	-5%	-11%
Severance	—	(4)	—	NM	NM
Lease cost acceleration related to closing branches	—	—	(6)	NM	NM
Trailing mortgage sale costs with Mr. Cooper	—	—	(5)	NM	NM
Adjusted operating expenses (non-GAAP)	$441	$462	$485	-5%	-9%

First quarter 2026 operating expenses were $441 million compared to $466 million in fourth quarter 2025, down $25 million or 5%, and they declined $55 million or 11% compared to first quarter 2025.

Linked-Quarter Comparison

•Adjusted operating expenses decreased $21 million or 5%
•Main drivers of the decline were decreases in compensation and benefits expense of $25 million, general and administrative expense of $6 million, and FDIC insurance expense of $3 million

Year-Over-Year Comparison
•Adjusted operating expenses decreased $44 million or 9%
•Main drivers were decreases in FDIC insurance expense of $20 million, compensation and benefits expense of $16 million, and general and administrative expense of $15 million

Income Taxes

For the first quarter 2026, the Bank reported income tax expense of $11 million compared to a tax expense of $16 million for the fourth quarter 2025 and a benefit of $21 million for the first quarter 2025. The effective tax rate for the first quarter 2026 was 34.9% compared to 35.3% for the fourth quarter 2025, and 17.8% for the first quarter 2025.

Flagstar Bank, N.A. Reports First Quarter 2026 Results
CREDIT QUALITY

				March 31, 2026
	As of			compared to:
(dollars in millions)	March 31, 2026	December 31, 2025	March 31, 2025	December 31, 2025	March 31, 2025
Total non-accrual loans held for investment	$2,675	$2,975	$3,280	-10%	-18%
Non-accrual loans held for sale	$7	$30	$21	-77%	-67%
Non-accrual held for investment loans to total loans held for investment	4.43%	4.90%	4.93%	-10%	-10%
Non-accrual held for investment loans and repossessed assets ("NPAs") to total assets	3.08%	3.41%	3.37%	-10%	-9%
Allowance for credit losses on loans and leases	$954	$1,030	$1,168	-7%	-18%
Total ACL, including on unfunded commitments	$1,007	$1,085	$1,215	-7%	-17%
ACL % of total loans held for investment	1.58%	1.70%	1.75%	-12 bps	-18 bps
Total ACL % of total loans held for investment	1.67%	1.79%	1.82%	-12 bps	-16 bps
ACL on loans and leases % of NPLs	36%	35%	36%	3%	—%
Total ACL % of NPLs	38%	36%	37%	3%	2%

Non-Accrual Loans

At March 31, 2026, total non-accrual loans, including held-for-sale, were $2,682 million, down $323 million or 11% compared to $3,005 million at December 31, 2025, and down $619 million or 19% compared to March 31, 2025. Total non-accrual loans HFI to total loans HFI were 4.43% at March 31, 2026 compared to 4.90% at December 31, 2025 and 4.93% at March 31, 2025.

Linked-Quarter Comparison

•Broad-based improvement with declines across all major loan categories
•Both multi-family and CRE non-accrual loans declined 10%, continuing a downward trend in non-accrual loans since peaking in first quarter 2025
•NPAs to total assets improved 33 basis points

Year-Over-Year Comparison
•The decrease reflects ongoing proactive loan workout strategies
•All major loan categories improved with multi-family down 14% and CRE down 25%
•Majority of the improvement in multi-family non-accrual loans stems from the resolution of the previously disclosed relationship that was in bankruptcy during first quarter 2026
•NPAs to total assets improved 29 basis points

Total Allowance for Credit Losses

The total allowance for credit losses including the allowance for unfunded commitments was $1,007 million at March 31, 2026 compared to $1,085 million at December 31, 2025 and $1,215 million at March 31, 2025. The total allowance for credit losses on loans and leases at March 31, 2026 was $954 million compared to $1,030 million at December 31, 2025 and $1,168 million at March 31, 2025.

The total allowance for credit losses to total loans HFI at March 31, 2026 was 1.67% compared to 1.79% at December 31, 2025 and 1.82% at March 31, 2025. The total allowance for credit losses on loans and leases to total loans HFI was 1.58% at March 31, 2026 compared to 1.70% at December 31, 2025 and 1.75% at March 31, 2025.

Flagstar Bank, N.A. Reports First Quarter 2026 Results
CAPITAL POSITION

The Bank’s regulatory capital ratios continue to exceed regulatory minimums to be classified as “Well Capitalized,” the highest regulatory classification. The table below depicts the Bank’s regulatory capital ratios at those respective periods.

	March 31, 2026	December 31, 2025	March 31, 2025
REGULATORY CAPITAL RATIOS: (1)
Common equity tier 1 ratio	13.24%	12.83%	11.90%
Tier 1 risk-based capital ratio	14.08%	13.66%	12.65%
Total risk-based capital ratio	16.69%	16.23%	15.25%
Leverage capital ratio	9.61%	9.22%	8.45%
(1)The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.5%; a tier one risk-based capital ratio of 8.00%; a total risk-based capital ratio of 10.00%; and a leverage capital ratio of 5.00%.

Flagstar Bank, N.A.

Flagstar Bank, N.A. is one of the largest regional banks in the country and is headquartered in Hicksville, New York. At March 31, 2026, the Bank had $87.1 billion of assets, $60.7 billion of loans, deposits of $66.8 billion, and total stockholders' equity of $8.1 billion. Flagstar Bank, N.A. operates approximately 340 locations across nine states, with strong footholds in the greater New York/New Jersey metropolitan region and in the upper Midwest, along with a significant presence in fast-growing markets in Florida and the West Coast.

Post-Earnings Release Conference Call

The Bank will host a conference call on April 24, 2026 at 8:00 a.m. (Eastern Time) to discuss its first quarter 2026 performance. The conference call may be accessed by dialing (888) 596-4144 (for domestic calls) or (646) 968-2525 (for international calls) and providing the following conference ID: 5857240. The live webcast will be available at ir.flagstar.com under Events.

A replay will be available approximately three hours following completion of the call through 11:59 p.m. on April 28, 2026 and may be accessed by calling (800) 770-2030 (domestic) or (609) 800-9909 (international) and providing the following conference ID: 5857240. In addition, the conference call will be webcast at ir.flagstar.com and archived through 5:00 p.m. on May 22, 2026.

Investor/Media Contact: Salvatore J. DiMartino (516) 683-4286

Flagstar Bank, N.A. Reports First Quarter 2026 Results

Cautionary Statements Regarding Forward-Looking Language

This earnings release and the associated conference call may include forward‐looking statements by us and our authorized officers pertaining to such matters as our goals, beliefs, intentions, and expectations regarding, among other things: (a) revenues, earnings, loan production, asset quality, liquidity position, capital levels, risk analysis, divestitures, acquisitions, and other material transactions, among other matters; (b) the future costs and benefits of the actions we may take; (c) our assessments of credit risk and probable losses on loans and associated allowances and reserves; (d) our assessments of interest rate and other market risks; (e) our ability to achieve profitability goals within projected timeframes and to execute on our strategic plan, including the sufficiency of our internal resources, procedures and systems; (f) our ability to attract, incentivize, and retain key personnel and the roles of key personnel; (g) our ability to achieve our financial and other strategic goals, including those related to our recent holding company reorganization, which was completed in October 2025 (the "Reorganization"), our merger with Flagstar Bancorp, Inc., which was completed in December 2022, our acquisition of substantial portions of the former Signature Bank through an FDIC-assisted transaction, which was completed in March 2023, and our ability to comply with the heightened regulatory standards with respect to governance and risk management programs to which we are subject as a national bank with assets of $50 billion or more; (h) the impact of the $1.05 billion capital raise we completed in March 2024; (i) our previously disclosed material weaknesses in internal control over financial reporting; (j) the conversion or exchange of shares of our preferred stock; (k) the payment of dividends on shares of our capital stock, including adjustments to the amount of dividends payable on shares of our preferred stock; (l) the availability of equity and dilution of existing equity holders associated with future equity awards and stock issuances; (m) the effects of the reverse stock split we effected in July 2024; and (n) the impact of the 2024 sale of our mortgage servicing operations, third party mortgage loan origination business, and mortgage warehouse business.

Forward‐looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “should,” "confident," and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward‐looking statements speak only as of the date they are made; we do not assume any duty, and do not undertake, to update our forward‐looking statements. Furthermore, because forward‐looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward‐looking statements are subject to, among others, the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities, credit and financial markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios, including associated allowances and reserves; changes in future allowance for credit losses, including changes required under relevant accounting and regulatory requirements; the ability to pay future dividends; changes in our capital management and balance sheet strategies and our ability to successfully implement such strategies; our ability to achieve the anticipated benefits of the Reorganization; changes in our Board of Directors and our executive management team; changes in our strategic plan, including changes in our internal resources, procedures and systems, and our ability to successfully implement such plan; changes in competitive pressures among financial institutions or from non‐financial institutions; changes in legislation, regulations, and policies; the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; the outcome of federal, state, and local elections and the resulting economic and other impact on the areas in which we conduct business; the impact of changing political conditions or federal government shutdowns; the imposition of restrictions on our operations by bank regulators; the outcome of pending or threatened litigation, or of investigations or any other matters before regulatory agencies, whether currently existing or commencing in the future; our ability to comply with heightened regulatory standards with respect to governance and risk management programs to which we are subject as a national bank with assets of $50 billion or more; the restructuring of our mortgage business; our ability to recognize anticipated cost savings and enhanced efficiencies with respect to our balance sheet and expense reduction strategies; the impact of failures or disruptions in or breaches of our operational or security systems, data or infrastructure, or those of third parties, including as a result of cyberattacks or campaigns; the impact of natural disasters, extreme weather events, civil unrest, international military conflict, terrorism or other geopolitical events; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control. Our forward-looking statements are also subject to the following principal risks and uncertainties with respect to our merger with Flagstar Bancorp, which was completed in December 2022, and our acquisition of substantial portions of the former Signature Bank through an FDIC-assisted transaction, which was completed in March 2023: the possibility that the anticipated benefits of the transactions will not be realized when expected or at all; the possibility of increased legal and compliance costs, including with respect to any litigation or regulatory actions related to the business practices of acquired companies or the combined business; diversion of management's attention from ongoing business operations and opportunities; the possibility that we may be unable to achieve expected synergies and operating efficiencies in or as a result of the transactions within the expected timeframes or at all; and revenues following the transactions may be lower than expected.

More information regarding some of these factors is provided in the Risk Factors section of our Annual Report on Form 10‐K for the year ended December 31, 2025 and in other SEC reports we file. Our forward‐looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our securities disclosure filings, which are accessible on our website, on the OCC's website at www.occ.gov and on the SEC’s website, www.sec.gov.

- Financial Statements and Highlights Follow -

FLAGSTAR BANK, N.A.
CONSOLIDATED STATEMENTS OF CONDITION
(unaudited)

				March 31, 2026
				compared to
(dollars in millions)	March 31, 2026	December 31, 2025	March 31, 2025	December 31, 2025	March 31, 2025
Assets
Cash and due from banks	$401	$553	$491	-27%	-18%
Interest-earning deposits and other securities with financial institutions	6,605	5,341	12,123	24%	-46%
Total cash and cash equivalents	7,006	5,894	12,614	19%	-44%
Securities:
Debt securities available-for-sale	14,514	15,701	12,826	-8%	13%
Equity investments with readily determinable fair values, at fair value	56	65	14	-14%	NM
Total securities	14,570	15,766	12,840	-8%	13%
Loans held for sale	233	265	531	-12%	-56%
Loans and leases held for investment:
Multi-family	27,863	28,983	33,437	-4%	-17%
Commercial real estate	8,833	9,314	11,510	-5%	-23%
One-to-four family first mortgage	5,640	5,630	5,187	—%	9%
Commercial and industrial	16,568	15,217	14,742	9%	12%
Other loans	1,521	1,588	1,716	-4%	-11%
Total loans and leases held for investment	60,425	60,732	66,592	-1%	-9%
Less: Allowance for credit losses on loans and leases	(954)	(1,030)	(1,168)	-7%	-18%
Total loans and leases held for investment, net	59,471	59,702	65,424	—%	-9%
Premises and equipment, net	474	477	486	-1%	-2%
Core deposit and other intangibles	356	381	459	-7%	-22%
Other assets	5,019	5,027	5,274	—%	-5%
Total assets	$87,129	$87,512	$97,628	—%	-11%
Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$19,310	$18,233	$20,809	6%	-7%
Savings accounts	15,005	14,864	14,465	1%	4%
Certificates of deposit	20,719	20,843	25,887	-1%	-20%
Non-interest-bearing accounts	11,798	12,060	12,745	-2%	-7%
Total deposits	66,832	66,000	73,906	1%	-10%
Borrowed funds:
Wholesale borrowings	10,151	11,151	13,150	-9%	-23%
Junior subordinated debentures	586	585	583	—%	1%
Subordinated notes	449	448	445	—%	1%
Total borrowed funds	11,186	12,184	14,178	-8%	-21%
Other liabilities	990	1,184	1,390	-16%	-29%
Total liabilities	79,008	79,368	89,474	—%	-12%
Mezzanine equity:
Preferred stock - Series B	1	1	1	—%	—%
Stockholders' equity:
Preferred stock - Series A and D	503	503	503	—%	—%
Common stock	4	4	4	—%	—%
Paid-in capital in excess of par	9,288	9,303	9,286	—%	—%
Retained earnings	(980)	(988)	(875)	-1%	12%
Treasury stock, at cost	(167)	(190)	(212)	-12%	-21%
Accumulated other comprehensive loss, net of tax:	(528)	(489)	(553)	8%	-5%
Total stockholders' equity	8,120	8,143	8,153	—%	—%
Total liabilities, Mezzanine and Stockholders' Equity	$87,129	$87,512	$97,628	—%	-11%

FLAGSTAR BANK, N.A.
CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(unaudited)

				March 31, 2026
	For the Three Months Ended			compared to
	March 31, 2026	December 31, 2025	March 31, 2025	December 31, 2025	March 31, 2025
(dollars in millions, except per share data)
Interest Income:
Loans and leases	$754	$791	$860	-5%	-12%
Securities and money market investments	230	267	304	-14%	-24%
Total interest income	984	1,058	1,164	-7%	-15%

Interest Expense:
Interest-bearing checking and money market accounts	114	132	167	-14%	-32%
Savings accounts	101	108	111	-6%	-9%
Certificates of deposit	203	228	308	-11%	-34%
Borrowed funds	123	123	168	—%	-27%
Total interest expense	541	591	754	-8%	-28%
Net interest income	443	467	410	-5%	8%
Provision for credit losses	—	3	79	NM	NM
Net interest income after provision for credit losses	443	464	331	-5%	34%

Non-Interest Income:
Fee income	23	22	22	5%	5%
Bank-owned life insurance	10	17	10	-41%	—%
Net (loss) gain on investment securities	(9)	9	—	NM	NM
Net gain on loan sales and securitizations	5	8	13	-38%	-62%
Net loan administration income (loss)	—	1	4	NM	NM
Other income	26	33	31	-21%	-16%
Total non-interest income	55	90	80	-39%	-31%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	228	253	244	-10%	-7%
Occupancy and equipment	50	47	55	6%	-9%
Software expense	47	46	42	2%	12%
FDIC insurance	30	33	50	-9%	-40%
Professional services	22	17	26	29%	-15%
General and administrative	64	70	79	-9%	-19%
Total operating expenses	441	466	496	-5%	-11%
Intangible asset amortization	25	26	28	-4%	-11%
Merger-related expenses	—	17	8	NM	NM
Total non-interest expense	466	509	532	-8%	-12%
Income (loss) before income taxes	32	45	(121)	-29%	NM
Income tax (benefit) expense	11	16	(21)	-31%	NM
Net income (loss)	21	29	(100)	-28%	NM
Preferred stock dividends	8	8	8	—%	—%
Net income (loss) attributable to common stockholders	$13	$21	$(108)	-38%	NM

Basic earnings (loss) per common share	$0.03	$0.05	$(0.26)	-40%	NM
Diluted earnings (loss) per common share	$0.03	$0.05	$(0.26)	-40%	NM
Dividends per common share	$0.01	$0.01	$0.01	—%	—%

FLAGSTAR BANK, N.A.
RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES

In addition to GAAP measures, management considers various non-GAAP measures when evaluating the performance of the business.

We believe that non-interest income, operating expenses, pre-provision net (loss) revenue (which includes both non-interest income and non-interest expense), net income (loss), net income (loss) attributed to common stockholders, diluted earnings (loss) per share, the net interest margin, and our efficiency ratio as adjusted for items that we believe are not indicative of core operating results, such as but not limited to merger and restructuring expenses, litigation settlement expenses related to cases prior to the acquisition of Flagstar Bank, NA, fair value adjustments on non-core equity investments, as well as adjustments for severance and impairment charges and other exit costs resulting from strategic shifts in our operations provide valuable insights to investors by highlighting our underlying performance. These non-GAAP metrics also facilitate meaningful comparisons to other financial institutions, as they are widely used and frequently referenced by investors and analysts.

We believe average tangible common stockholders’ equity, tangible common stockholders’ equity, average tangible assets and tangible book value per share are important measures for evaluating the performance of the business without the impact of our intangible assets. These non-GAAP metrics also provide investors with important indications regarding our ability to grow the business, our ability to pay dividends as well as engage in capital strategies in addition to facilitating meaningful comparisons to other financial institutions, as they are widely used and frequently referenced by investors and analysts.

These non-GAAP measures should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. Moreover, the way we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names. The following tables reconcile the above the non-GAAP financial measures we use to their comparable GAAP financial measures, to the extent not reconciled earlier in this earnings release, for the stated periods:

	At or for the
	Three Months Ended,
(dollars in millions)	March 31, 2026	December 31, 2025	March 31, 2025
Total Stockholders’ Equity	$8,120	$8,143	$8,153
Less: Core deposit and other intangible assets	(356)	(381)	(459)
Less: Preferred stock - Series A and D	(503)	(503)	(503)
Tangible common stockholders’ equity	$7,261	$7,259	$7,191
Total Stockholders’ Equity	$8,120	$8,143	$8,153
Less: Preferred stock	$(503)	$(503)	$(503)
Common stockholders’ equity	$7,617	$7,640	$7,650
Total Assets	$87,129	$87,512	$97,628
Less: Core deposit and other intangible assets	(356)	(381)	(459)
Tangible Assets	$86,773	$87,131	$97,169
Average common stockholders’ equity	$7,694	$7,670	$7,700
Less: Other intangible assets	(373)	(398)	(478)
Average tangible common stockholders’ equity	$7,321	$7,272	$7,222
Average Assets	$87,057	$90,384	$99,107
Less: Core deposit and other intangible assets	(373)	(398)	(478)
Average tangible assets	$86,684	$89,986	$98,629
GAAP MEASURES:
(Loss) return on average assets (1)	0.10%	0.13%	(0.40)%
(Loss) return on average common stockholders' equity (2)	0.66%	1.11%	(5.61)%
Book value per common share	$18.28	$18.37	$18.43
Common stockholders’ equity to total assets	8.74%	8.73%	7.84%
NON-GAAP MEASURES:
(Loss) return on average tangible assets (1)	0.13%	0.17%	(0.35)%
(Loss) return on average tangible common stockholders’ equity (2)	1.04%	1.64%	(5.23)%
Tangible book value per common share	$17.42	$17.45	$17.33
Tangible common stockholders’ equity to tangible assets	8.37%	8.33%	7.40%

(1)To calculate return on average assets for a period, we divide net income, or non-GAAP net income, generated during that period by average assets recorded during that period. To calculate return on average tangible assets for a period, we divide net income by average tangible assets recorded during that period.

(2)To calculate return on average common stockholders’ equity for a period, we divide net income attributable to common stockholders, or non-GAAP net income attributable to common stockholders, generated during that period by average common stockholders’ equity recorded during that period. To calculate return on average tangible common stockholders’ equity for a period, we divide net income attributable to common stockholders generated during that period by average tangible common stockholders’ equity recorded during that period.

	For the Three Months Ended
(dollars in millions, except per share data)	March 31, 2026	December 31, 2025	March 31, 2025
Net (loss) income - GAAP	$21	$29	$(100)
Merger-related expenses(1)	—	17	8
Severance	—	4	—
Lease cost acceleration related to closing branches	—	—	6
Trailing mortgage sale costs with Mr. Cooper	—	—	5
Net gain on investment security	9	(9)	—
Total adjustments	$9	$12	$19
Tax effect on adjustments	(2)	(3)	(5)
Net income (loss), as adjusted - non-GAAP	$28	$38	$(86)
Preferred stock dividends	8	8	8
Net income (loss) attributable to common stockholders, as adjusted - non-GAAP	$20	$30	$(94)
(1)Certain merger-related items are not taxable or deductible.
(2)Amounts may not foot as a result of rounding.

	For the Three Months Ended
	March 31, 2026		December 31, 2025		March 31, 2025
	Amount	Per Share	Amount	Per Share	Amount	Per Share
Diluted (Loss) Earnings Per Share - GAAP	$13	$0.03	$21	$0.05	$(108)	$(0.26)
Adjustments	9	0.02	12	0.03	19	0.05
Tax effect on adjustments	(2)	0.00	(3)	(0.01)	(5)	(0.01)
Diluted (Loss) Earnings Per Share, as adjusted - non-GAAP	$20	0.04	$30	0.06	$(94)	(0.23)

Total shares for diluted earnings per common share	466,550,891		458,727,765		414,824,158
(1) Amounts may not foot as a result of rounding.

	For the Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
(dollars in millions)
Net interest income	$443	$467	$410
Non-interest income	55	90	80
Total revenues	$498	$557	$490
Total non-interest expense	466	509	532
Pre - provision net revenue (loss) (non-GAAP)	$32	$48	$(42)
Merger-related expenses	—	17	8
Severance	—	4	—
Lease cost acceleration related to closing branches	—	—	6
Trailing mortgage sale costs with Mr. Cooper	—	—	5
Net loss (gain) on investment security	9	(9)	—
Pre - provision net revenue (loss) excluding merger-related expenses, as adjusted (non-GAAP)	$41	$60	$(23)
Provision for credit losses	—	(3)	(79)
Merger-related expenses	—	(17)	(8)
Severance	—	(4)	—
Lease cost acceleration related to closing branches	—	—	(6)
Trailing mortgage sale costs with Mr. Cooper	—	—	(5)
Net (loss) gain on investment security	(9)	9	—
Income (loss) before taxes	$32	$45	$(121)
Income tax expense (benefit)	11	16	(21)
Net income (loss) (GAAP)	$21	$29	$(100)
(1)Amounts may not foot as a result of rounding.

FLAGSTAR BANK, N.A.
NET INTEREST INCOME ANALYSIS
LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS (unaudited)

	For the Three Months Ended
	March 31, 2026				December 31, 2025				March 31, 2025
(dollars in millions)	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets:
Total loans and leases (1)	$60,840	$754	4.97%		$61,797	$791	5.09%		$68,212	$860	5.06%
Securities(2)	16,840	179	4.25		17,314	192	4.44		13,067	148	4.59
Interest-earning cash and cash equivalents	5,631	51	3.64		7,501	75	3.95		14,344	156	4.42
Total interest-earning assets	83,311	$984	4.79		86,612	$1,058	4.85		95,623	$1,164	4.90
Non-interest-earning assets	3,746				3,772				3,484
Total assets	$87,057				$90,384				$99,107
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$18,703	$114	2.49%		$19,260	$132	2.73%		$21,023	$167	3.23%
Savings accounts	14,905	101	2.74		14,802	108	2.89		14,349	111	3.14
Certificates of deposit	20,565	203	4.00		21,575	228	4.19		26,355	308	4.74
Total interest-bearing deposits	54,173	418	3.13		55,637	468	3.34		61,727	586	3.85
Borrowed funds	11,401	123	4.38		12,830	123	3.79		14,377	168	4.71
Total interest-bearing liabilities	65,574	$541	3.35		68,467	$591	3.42		$76,104	$754	4.02
Non-interest-bearing deposits	11,955				12,326				13,068
Other liabilities	1,330				1,417				1,732
Total liabilities	78,859				82,210				90,904
Stockholders’ and mezzanine equity	8,198				8,174				8,203
Total liabilities and stockholders’ equity	$87,057				$90,384				$99,107
Net interest income/interest rate spread		$443	1.44%			$467	1.43%			$410	0.88%
Net interest margin			2.15%				2.14%				1.74%
Ratio of interest-earning assets to interest-bearing liabilities			1.27	x			1.27	x			1.26	x
(1)Comprised of Loans and leases held for investment, net of deferred loan fess and costs, and Loans held for sale.
(2)Comprised of Debt securities available-for-sale at amortized cost, Equity investments with readily determinable fair values, at fair value and FHLB stock and FRB-NY stock, at cost.
(3)Amounts may not foot as a result of rounding.

FLAGSTAR BANK, N.A.
CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)
(dollars in millions)

	For the Three Months Ended
(dollars in millions, except share and per share data)	March 31, 2026	December 31, 2025	March 31, 2025
OTHER FINANCIAL MEASURES:
Efficiency ratio(1)	93.65%	91.27%	108.70%
Efficiency ratio, as adjusted (2)	88.68	83.56	101.25
Operating expenses to average assets	2.03	2.06	2.00
Effective tax rate	34.9	35.3	17.8
Shares used for basic EPS per common share	416,149,153	415,784,315	414,824,158
Shares used for diluted EPS per common share	466,550,891	458,727,765	414,824,158
Common shares outstanding at the respective period-ends	416,777,393	415,982,036	415,021,890
(1)We calculate our efficiency ratio by dividing our non-interest expense by the sum of our net interest income and non-interest income.
(2)We calculate our efficiency ratio, as adjusted, by dividing our operating expenses by the sum of our net interest income and non-interest income.

FLAGSTAR BANK, N.A.
CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

ASSET QUALITY SUMMARY

The following table presents the Bank's asset quality measures at the respective dates:

				March 31, 2026
				compared to
(dollars in millions)	March 31, 2026	December 31, 2025	March 31, 2025	December 31, 2025	December 31, 2025
Non-accrual loans held for investment:
Multi-family	$2,025	$2,261	$2,361	-10%	-14%
Commercial real estate	441	489	589	-10%	-25%
One-to-four family first mortgage	59	64	77	-8%	-23%
Commercial and industrial	122	130	231	-6%	-47%
Other non-accrual loans	28	31	22	-10%	27%
Total non-accrual loans held for investment	2,675	2,975	3,280	-10%	-18%
Repossessed assets	8	11	12	-27%	-33%
Total non-accrual held for investment loans and repossessed assets	$2,683	$2,986	$3,292	-10%	-18%

Non-accrual loans held for sale:
Multi-family	$—	$22	$—	NM	NM
Commercial real estate	—	—	18	NM	NM
One-to-four family first mortgage	7	8	3	-13%	NM
Total non-accrual mortgage loans held for sale	$7	$30	$21	-77%	-67%

The following table presents the Bank's asset quality measures at the respective dates:

	March 31, 2026	December 31, 2025	March 31, 2025
Non-accrual held for investment loans to total loans held for investment	4.43%	4.90%	4.93%
Non-accrual held for investment loans and repossessed assets to total assets	3.08	3.41	3.37
Allowance for credit losses on loans to non-accrual loans held for investment	35.66	34.62	35.61
Allowance for credit losses on loans to total loans held for investment	1.58	1.70	1.75

FLAGSTAR BANK, N.A.
SUPPLEMENTAL FINANCIAL INFORMATION (unaudited)

The following table presents information regarding the delinquency status of our loans held for investment:

	Current	Loans 30-89 Days Past Due	Loans 90 Days or More Past Due and Still Accruing	Non-Accrual Loans	Total Loans Receivable
March 31, 2026
Multi-family	$25,159	$677	$2	$2,025	$27,863
Commercial real estate	8,250	129	13	441	8,833
One-to-four family first mortgage	5,513	66	2	59	5,640
Commercial and industrial	16,371	60	15	122	16,568
Other	1,458	35	—	28	1,521
Total	$56,751	$967	$32	$2,675	$60,425
December 31, 2025
Multi-family	$26,134	$588	$—	$2,261	$28,983
Commercial real estate	8,670	155	—	489	9,314
One-to-four family first mortgage	5,488	78	—	64	5,630
Commercial and industrial	14,961	126	—	130	15,217
Other	1,518	39	—	31	1,588
Total	$56,771	$986	$—	$2,975	$60,732
March 31, 2025
Multi-family	$30,270	$806	$—	$2,361	$33,437
Commercial real estate	10,836	85	—	589	11,510
One-to-four family first mortgage	5,082	28	—	77	5,187
Commercial and industrial	14,419	92	—	231	14,742
Other	1,685	9	—	22	1,716
Total	$62,292	$1,020	$—	$3,280	$66,592

The following table summarizes the Bank’s net charge-offs (recoveries) for the respective periods:

	For the Three Months Ended
	March 31, 2026			December 31, 2025			March 31, 2025
(in millions)	Net Charge-offs (Recoveries)	Average Balance	%(1)	Net Charge-offs (Recoveries)	Average Balance	%(1)	Net Charge-offs (Recoveries)	Average Balance	%(1)
Multi-family	$72	$28,555	1.01%	$13	$29,824	0.17%	$80	$33,915	0.94%
Commercial real estate	8	9,204	0.35	—	9,750	—	2	11,616	0.07
One-to-four family residential	1	5,284	0.08	1	5,220	0.08	1	5,202	0.08
Commercial and industrial	(8)	15,626	(0.20)	27	14,669	0.74	28	14,928	0.75
Other	5	1,558	1.28	5	1,616	1.24	4	1,745	0.92
Total	$78	$60,227	0.52%	$46	$61,079	0.30%	$115	$67,406	0.68%

(1)Three months ended presented on an annualized basis.